Exhibit 10.25
SECOND AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

THIS Second Amendment to Amended and Restated Revolving Credit and Security Agreement (this “Amendment”) amends that certain Amended and Restated Revolving Credit and Security Agreement dated as of November 28, 2006 as amended by that certain First Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of September 30, 2007 (the “Agreement”) between TRANSACT TECHNOLOGIES INCORPORATED (the “Borrower”), and TD Bank, N.A. formerly known as TD BankNorth N.A., a national banking association (the “Lender”) (collectively, the Agreement and this Amendment and any further or other amendment shall be referred to as the “Credit Agreement”) is made and entered into as of the 21 day of November, 2011 by and between the Borrower and the Lender. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Credit Agreement.

WHEREAS, the Borrower has requested and the Lender has agreed to extend the Revolving Credit Period until November 28, 2014, upon the terms and conditions set forth in this Amendment;

WHEREAS, the Borrower and the Lender have agreed to amend the Agreement as provided in this Amendment;

WHEREAS,  the Borrower has requested that the Lender permit the Borrower to enter into lease transactions in which the Borrower will lease certain of its Inventory consisting of specialty printers to third parties for use in the gaming industry under lease agreements that permit the lessee to purchase to Inventory (“Permitted Lease Purchase”); and

WHEREAS, the Borrower will license certain software related to the Inventory that is the subject of a Lease Purchase and as part of such license shall lease with a right to acquire certain Equipment owned by the Borrower but needed to utilize the software (the license of software and the related lease of Equipment collectively hereafter referred to as the “Permitted License”).

NOW THEREFORE, in consideration of mutual covenants herein contained and for other good and valuable consideration the parties agree as follows:

1.
Amendment to Credit Agreement.  In consideration of mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender do hereby amend the Credit Agreement as follows:

a.	Section 5.6 (a) of the Credit Agreement is amended in its entirety to read as follows:

(a) Monthly Reporting.  During any month in which outstanding amount of Revolving Credit Loans is less than $5,000,000, the Borrower shall not be required to provide any monthly reports to the Lender as to Accounts, Inventory or Equipment.  Provided that if the outstanding amount of Revolving Credit Loans exceeds during any month $5,000,000, then for the next calendar month and each calendar month thereafter until the outstanding amount of Revolving Credit Loans is less than $5,000,000 the Borrower will deliver by the 20th day after the end of each such calendar month an Accounts Receivable aging and other such reports as to Accounts, Inventory and/or Equipment as the Lender may reasonably request in form approved by the Lender.

b.	Section 5.13 (e) of the Credit Agreement is amended in its entirety to read as follows:

(e) Except for sales of Inventory in the ordinary course of business, Permitted Lease Purchases and Permitted Licenses and the disposition of obsolete Equipment as provided in Section 2.14, Borrower will not sell, assign, lease, transfer, pledge, hypothecate or otherwise dispose of or encumber any Collateral or any interest therein.

c.	Section 5.15 is added to the Credit Agreement to read as follows:

5.15  Permitted Lease Purchase and Permitted Licenses.  The Borrower will deliver to the Lender a report of Permitted Lease Purchases and Permitted Licenses setting forth the name and address of the parties to each, the term of each, as to each Permitted Lease Purchase the Inventory being leased and for each the location of the original lease or license documents.  Borrower agrees not to assign its rights under any Permitted Lease Purchase or Permitted License to any third party including any Subsidiary of the Borrower, without the prior written consent of the Lender.

d.	Section 6.3(b) of the Credit Agreement is amended in its entirety to read as follows:

(b)  Notwithstanding the foregoing limitations of this Section 6.3, Borrower may repurchase shares of its outstanding common stock pursuant to a stock repurchase program as approved by the Board of Directors provided that:

(i)           Borrower shall buy back the stock at a price determined by its officers in compliance with the Board approved stock repurchase program;

(ii)          Borrower shall not buy back any such stock when an event of Default has occurred and is continuing or which would cause an Event of Default;

(iii)         Borrower shall provide information as to any such buyback during any fiscal quarter in the financial statements to be provided under Section 5.6(b) hereof;

(iv)         All the repurchased common stock of Borrower shall be treated as a reduction in equity in accordance with GAAP; and

(v)          Borrower may use up to $5,000,000 in Revolving Credit Loans in any one fiscal year to fund the buyback under this Section 6.5(b)

e.	Section 6.13 of the Credit Agreement is amended in its entirety to read as follows:

Subsidiaries. Shall not acquire, form or dispose of any Subsidiaries or permit any Subsidiary to issue capital stock except to its parent, except with the prior written consent of Lender or as part of a Permitted Acquisition. Any new Subsidiary shall become a party to this Agreement and unless Lender otherwise agrees, shall grant to Lender a Lien on all of its Collateral and agree to be bound by the provisions of this Agreement. No Subsidiary of Borrower currently or shall in the future (x) engage in any business of a material nature, (y) own assets having an aggregate value in excess of $2,750,000 or (z) have liabilities in excess of $1,000,000 in the aggregate other than to Lender pursuant to a Guaranty.

f.	Section 7.2 of the Credit Agreement is amended in its entirety to read as follows:

7.2 Funded Debt to EBITDA. The ratio of Funded Debt to Twelve Month EBITDA shall not exceed at the end of each fiscal quarter a ratio of 3.00 to 1.00.

g.	Section 10.6 of the Credit Agreement is amended such that the notice address of the Borrower shall read as follows:

Borrower:   TransAct Technologies Incorporated
One Hamden Center
2319 Whitney Avenue, Suite 3B
Hamden, CT  06518
Attn:  Steven A. DeMartino, President and Chief Financial Officer

Copy to:  David A. McKay, Esq.
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA  02199
Fax:  617-235-0047
Email: david.mckay@ropesgray.com

h.	Exhibit 1 is amended by adding the following definition:

“Permitted Lease Purchase” means a lease by the Borrower of certain Inventory consisting of specialty printers used in the gaming industry.  Each such lease shall be permitted hereunder only if:

(a) the lessor under each Permitted Lease Purchase is the Borrower;
(b) each Permitted Lease Purchase must be evidenced by a writing that sets forth the Inventory leased, the lease term, the rental payment, provisions preserving the Borrower’s rights in the Inventory under each Permitted Lease Purchase, and provision for the termination of the lease and return of the equipment upon a default under each Permitted Lease Purchase; and
(c) the original of each Permitted Lease Purchase must be kept at the principal offices of the Borrower.

i.	Exhibit 1 is amended by adding the following definition:

“Permitted License” means a license of certain software for use in conjunction with Inventory being sold or leased by the Borrower and certain Equipment necessary for the utilization of the software in conjunction with such Inventory.  Each such license shall be permitted hereunder only if:
(a) the licensor is the Borrower;
(b) each Permitted License is evidenced by a written agreement set forth the terms of the Permitted License, the name and address of the licensee, the payment required from the licensee, the right of the Borrower to terminate the Permitted License and recover the software and related Equipment upon a default by the licensee and a clear statement that the licensee must return the Equipment under the Permitted License at the end of the terms of the Permitted License and that the licensee has no ownership rights in or to the software being licensed;
(c)  the original of each Permitted License must be kept in the offices of the Borrower.

j.	Exhibit 1 is amended by amending the definition "Revolving Credit Period" to read as follows:

"Revolving Credit Period" means the period from and including the date of this agreement to, but not including, November 28, 2014.

k.	Exhibit 4 is amended in its entirety to read as provided on Exhibit A to this Amendment.

2.	Conditions to Closing. This Amendment shall be effective as of November 21, 2011 upon the completion of each of the following:

a.	Execution of this Amendment by the Borrower and the Lender and delivery of executed originals to the Lender.

b.	Execution of the Affirmation of Guarantee in the form appended hereto as Exhibit A by the Guarantor.

c.	A copy of the governing instruments of Borrower and a good standing certificate of Borrower certified by the appropriate official of its state of incorporation.

d.
Incumbency certificate and certified resolutions of the board of directors of Borrower signed by the Secretary or another authorized officer of Borrower, authorizing the execution, delivery and performance of the Loan Documents.

e.	The legal opinion of Borrower’s legal counsel addressed to Lender regarding such matters as Lender and its counsel may reasonably request;

f.	UCC searches and other Lien searches showing no existing security interests in or Liens on the Collateral other than Permitted Liens/

g.	Update to any Schedules to the Credit Agreement not previously provided to the Lender by the Borrower.

h.	Such additional documents, certificates and other assurances that Lender or its counsel may require.

3.
No Default; Representations and Warranties, etc.  The Borrower hereby confirms that: (a) the representations and warranties of the Borrower contained in the Credit Agreement as modified hereby are true and correct in all material respects on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date), as modified by any amendment of Schedules presented herewith; (b) the Borrower is in compliance in all material respects with all of the terms and provisions set forth in the Credit Agreement on their part to be observed or performed; and (c) after giving effect to this Amendment, no Event of Default, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing.

4.	Miscellaneous.

a.
Except to the extent specifically amended hereby, the Credit Agreement, the Loan Documents and all related documents shall remain in full force and effect.  Whenever the terms or sections amended hereby shall be referred to in the Credit Agreement, Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment.

b.	This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

c.	This Amendment shall be governed by the laws of The Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment which is a sealed instrument as of the date first above written.

TD BANK, N.A.
Formerly known as TD BANKNORTH, N.A.

By: _________________________________________
Name:
Title:

TRANSACT TECHNOLOGIES INCORPORATED.

By: _________________________________________
Name:  Steven A. DeMartino
Title:  President and CFO